CNL STRATEGIC RESIDENTIAL CREDIT, INC.

Exhibit 10.1

CNL STRATEGIC RESIDENTIAL CREDIT, INC.

VALLEY NATIONAL BANK

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of December 31, 2025 is entered into by and between VALLEY NATIONAL BANK (“Bank”) and CNL STRATEGIC RESIDENTIAL CREDIT, INC., a Maryland corporation (“Borrower”).

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1         Definitions. As used in this Agreement, the following terms shall have the following respective definitions:

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Facility.

“Advance Due Date” has the meaning specified in Section 2.1(a) below.

“Advisor” means CNL Residential Credit Manager, LLC.

“Advisory Agreement” means that certain Advisory Agreement dated March 10, 2025 by and between CNL Strategic Residential, Inc. and CNL Residential Credit Manager, LLC, as amended from time to time.

“Affiliate” means, with respect to any Person, any other Person that controls directly or indirectly such Person, any other Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners, and members.

“Agreement” has the meaning specified in the preamble hereto.

“Bank” has the meaning specified in the preamble hereto.

“Bank Expenses” means all reasonable and documented out of pocket costs or expenses (including reasonable and documented out of pocket attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; and Bank’s reasonable and documented out of pocket attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower” has the meaning specified in the preamble hereto.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, business operations or financial condition; and all computer programs, tape files, and the equipment containing such information.

“Borrowing Base” means (a) prior to the Trigger Event Date: an amount equal to (i) sixty percent (60.00%) multiplied by (ii) the amount equal to (A) total Capital Commitments minus (B) the sum of any Capital Commitments of Defaulting Initial Investors and (b) after the Trigger Event Date: an amount equal to one hundred percent (100.00%) of the amount of the Escrow Funds. Prior to the Trigger Event Date, a request by Borrower to add to the Borrowing Base any new Initial Investors (and/or Capital Commitments) which were not Initial Investors (and/or Capital Commitments) as of the Closing Date is subject to satisfaction of each of the following: (i) review of the Subscription Agreement by Bank, (ii) approval of such new Initial Investor by Bank and (iii) approval by Bank in its sole discretion to include such Initial Investor in the Borrowing Base.

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“Borrowing Base Certificate” means a certificate in substantially the form attached hereto as Exhibit B.

“Broker-Dealers” means those Persons meeting the definition of Section 3(a)(4)(A) and 5(A) of the Securities Exchange Act of 1934 or those Persons properly exempt from registration as a Broker-Dealer.

“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in New York, New York; provided, when used in connection with determining Term SOFR, the term “Business Day” shall also exclude any day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Capital Call” means a request by, or on behalf of, Borrower to the Initial Investors of Borrower, under the Subscription Agreement for a Capital Contribution.

“Capital Commitment” means, with respect to each Initial Investor, the amount specified in or on a schedule to the Subscription Agreement as being the capital commitment of such Initial Investor.

“Capital Contribution” means, with respect to each Initial Investor, the amount of an Initial Investor’s Capital Commitment that has been demanded and funded into the Escrow Account.

“Capital Commitment Certificate” means a table in form reasonably acceptable to Bank showing (i) each Initial Investor, (ii) each Initial Investor’s Capital Contributions and Unused Capital Commitments, (iii) the total amount of Capital Commitments and Capital Contributions and (iv) the date of Borrower’s next intended Capital Call.

“Change in Control” shall mean the occurrence of any of the following: (a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by merger or consolidation), in one or a series of related transactions, of all or substantially all of the property or assets of Borrower and its subsidiaries taken as a whole or the Borrower and its subsidiaries take as a whole to any Person, or (b) the adoption of a plan relating to the liquidation or dissolution of Borrower, or (c) the consummation of any transaction or a series of transactions (including, without limitation, any sale, merger or consolidation), the result of which is that any Person other than the Initial Investors becoming (i) a shareholder of Borrower, directly or indirectly, owning 50% or more of the issued and outstanding equity securities of Borrower or (ii) a controlling shareholder, directly or indirectly of Borrower.

“Charter Documents” means, for any entity, certified true copies of its constituent or organizational documents, including: (a) in the case of any partnership or exempted limited partnership, trust or other form of business entity, the partnership, exempted limited partnership or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state or country of its formation, in each case, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time; (b) in the case of any limited liability company, the articles or certificate of formation and its operating agreement or limited liability company agreement, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time; (c) in the case of a corporation, the certificate and articles of incorporation and its bylaws, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time; and (d) in the case of an exempted company, the certificate of incorporation, memorandum of association and articles of association, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Closing Date” means the date of this Agreement.

 2.

“Code” means the Florida Uniform Commercial Code.

“Collateral” means the property described on Exhibit A.

“Collateral Assignment” means the assignment of Capital Call rights by Borrower in favor of Bank as provided for in Section 4.5 hereof.

“Compliance Certificate” means a certificate in substantially the form attached as Exhibit D.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Credit Extension” means each Advance or any other extension of credit by Bank for the benefit of Borrower hereunder.

“Daily Balance” means the amount of the Obligations owed at the end of a given day.

“Defaulting Initial Investor” means any Initial Investor who repudiates of fails to comply in all respects with any portion of a Capital Call made by Borrower.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“Escrow Account” means that certain account of Borrower maintained at Escrow Agent into which the funds from Subscription Agreements are deposited.

“Escrow Account Certificate” means a writing in form and substance satisfactory to Bank informing Bank of the amount of funds held in the Escrow Account.

“Escrow Agent” means UMB Bank, N.A.

“Escrow Funds” means, as of any given date, the amount of funds deposited in the Escrow Account.

“Event of Default” means any one or more of the events specified in Article 8.

“Flow of Subscription Agreement Funds” means the following flow of funds: (a) Subscription Agreement Funds are raised by Broker-Dealers on behalf of Borrower, (b) the Transfer Agent facilitates the transfer and deposit of the Subscription Agreement Funds to the Escrow Agent pending receipt of an escrow disbursement direction from Borrower, (c) Borrower directs disbursement of the Subscription Agreement Funds to the Valley Bank Account and (d) the Subscription Agreement Funds are wired by the Escrow Agent into the Valley Bank Account at Bank or to CNL Securities Corp. to the extent of the Sales Load.

 3.

“GAAP” means generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means any Person who executes a guaranty in connection with the Advances.

“Guaranty” means any and all guarantees at any time executed by the Guarantor for the purposes of guaranteeing the Obligations of Borrower to Bank, as each may be amended, restated or modified from time to time.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Initial Capital Raise” means Borrower’s receipt of up to $25,000,000 in Capital Commitments net cash proceeds from the issuance of Borrower’s equity securities.

“Initial Investor” means an investor participating in the Initial Capital Raise who purchases Borrower’s equity securities.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy, winding up, reorganization or insolvency law or regulations, including any assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Investment” means any investment permitted in accordance with the Advisory Agreement or Sub-Advisory Agreement.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lien” means any mortgage, lien, deed of trust, assignment by way of security interest or otherwise, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other agreement, document or instrument entered into in connection with this Agreement, all as amended, restated or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations or condition (financial) of Borrower and its Subsidiaries taken as a whole, or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents, or (iii) the priority of Bank’s security interest in the Collateral.

“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding, including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

 4.

“OFAC” is the Office of Foreign Assets Control of the United States Department of the Treasury.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Indebtedness” means:

(a)             Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b)             Subordinated Debt;

(c)             Indebtedness existing on the Closing Date and disclosed in the Schedule; and

(d)             After the Trigger Event Date, Indebtedness secured by Investments.

“Permitted Investment” means:

(a)             Investments existing on the Closing Date disclosed in the Schedule;

(b)             (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A 2 or P 2 from either Standard & Poor’s Ratings Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank, and (iv) demand deposit accounts and money market accounts; and

(c)             Investments permitted under the Advisory Agreement or Sub-Advisory Agreement pursuant to the terms thereof, as applicable.

“Permitted Liens” means the following:

(a)             Liens granted in favor of Bank;

(b)             Liens to secure taxes, assessments and other government charges in respect of obligations not overdue;

(c)             Liens existing on the Closing Date and listed on the Schedule; and

(d)             After the Trigger Event Date, Indebtedness secured by Investments.

“Person” means any individual, sole proprietorship, partnership, exempted limited partnership, exempted company, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Responsible Officer” means each of the directors and/or officers of Borrower and such other Persons as designated in a certificate in form and substance acceptable to Bank delivered from time to time to Bank.

 5.

“Revolving Facility” means the facility under which Borrower may request Bank to issue Advances, as specified in Section 2.1 hereof.

“Revolving Line” means commitments to make Credit Extensions in an amount not to exceed at any one time outstanding Fifteen Million Dollars ($15,000,000.00).

“Revolving Maturity Date” means December 31, 2026, unless extended, at Bank’s sole option, one additional year, in which instance the Revolving Maturity Date shall be such extended date.

“Sales Load” means the commission and other fees paid to Broker-Dealers raising Subscription Agreement Funds on behalf of Borrower.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any comprehensive, country-based Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed under any Sanctions or is otherwise the subject or target of Sanctions such that a U.S. Person is restricted from dealing or otherwise engaging in business transactions with such Person; (b) any Person located, organized or ordinarily resident in a Sanctioned Country; or (c) any Person controlled or 50% or more owned, individually or in the aggregate, directly or indirectly, by one or more Persons referenced in clause (a) or (b).

“Sanctions” mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. Government (including those administered by (including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State), the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury, or other relevant sanctions authority.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Side Letters” means any side letter or other agreement between or among Borrower and any Initial Investor in respect of any rights or obligations that such Initial Investor may have in connection with Borrower.

“Sub-Advisor” means Balbec Capital Management, L.P.

“Sub-Advisory Agreement” means that certain Sub-Advisory Agreement dated March 10, 2025 by and between CNL Residential Credit Manager, LLC and Balbec Capital Management, L.P., as amended from time to time

“Subordinated Debt” means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

“Subscription Agreement” means an agreement for the purchase of Borrower’s equity securities.

“Subscription Agreement Funds” means those funds raised by, for the benefit of, or on behalf of Borrower or any Affiliate thereof for Investments by Broker-Dealers or any other fiduciaries to be deposited with Escrow Agent, less amounts retained by transfer agents, paid to placement agents, or similar amounts deducted in the ordinary course of such transactions. All Subscription Agreement Funds shall be transferred pursuant to the Flow of Subscription Agreement Funds.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

 6.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transfer” has the meaning specified in Section 7.1 hereof.

“Transfer Agent” means SS&C Technologies, Inc. (f/k/a DST Systems, Inc.), a Delaware corporation.

“Trigger Event Date” means the date upon which the Borrower holds its initial closing in connection with the Initial Capital Raise and Bank has received the funds from such Initial Capital Raise and Bank has provided written confirmation to Borrower of the same and that the Trigger Event Date has occurred.

“Unused Capital Commitments” means the amount of outstanding Capital Commitments that Borrower has a right to demand under its Subscription Agreement from the Initial Investors that Borrower has not yet demanded.

“Valley Bank Account” means that certain account of Borrower maintained at Bank into which the Subscription Agreement Funds are deposited and from which Borrower shall pay down the Obligations once such Subscription Agreement Funds have been so deposited.

1.2         Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto, if applicable.

2.	LOAN AND TERMS OF PAYMENT.

2.1	Credit Extensions.

(a)             Revolving Line. Subject to and upon the terms and conditions of this Agreement, Borrower may request Advances in an aggregate outstanding amount not to exceed the lesser of the Revolving Line and the Borrowing Base, in each case minus any other outstanding Obligations under the Revolving Line. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section may be repaid and reborrowed at any time prior to the Revolving Maturity Date. Notwithstanding anything to the contrary in this Agreement, each Advance shall be repaid upon the earlier of the following (such date, the “Advance Due Date”): (i) 90 days from the date such Advance was made and (ii) the Revolving Maturity Date. On the Revolving Maturity Date, all Advances shall be immediately due and payable. Subject to Section 2.4, Borrower may prepay any Advances without penalty or premium. Whenever Borrower desires an Advance, Borrower will notify Bank by electronic mail, facsimile transmission or telephone no later than 12:00 noon Eastern Time on the Business Day prior to the date the Advance is requested to be made. Each such notification shall be promptly confirmed by a Loan Advance/Paydown Request Form in substantially the form of Exhibit C and a Borrowing Base Certificate and a Capital Commitment Certificate. Bank is authorized to make Advances under this Agreement, based upon written instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations that have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances only to Borrower’s designated deposit account. If at any time the aggregate principal amount of the outstanding Advances exceeds the lesser of (i) the Revolving Line and (ii) the Borrowing Base, in each case, less any other outstanding Obligations under the Revolving Line, including Contingent Obligations, Borrower shall immediately pay to Bank, in cash, the amount of such excess. Borrower shall use the proceeds of each Advance for working capital and to make Investments.

 7.

2.2	Interest Rates, Payments, and Calculations.

(a)	Interest.

(i)	Interest Rate.

(A)        Except as set forth in Section 2.2(b), the Advances shall bear interest, on the outstanding daily balance thereof, at a fluctuating rate per annum (the “Interest Rate”) which shall be equal to 2.75% above the Term SOFR in effect on the first day of the applicable Interest Period; provided, however, that in no event shall the interest rate applicable to Advances hereunder be less than 2.75% per annum. In no event will the Interest Rate exceed the maximum rate allowed by law.

(B)       Upon Borrower’s request, Bank shall give notice to Borrower of the Term SOFR as determined or adjusted for each Interest Period in accordance herewith, which determination or adjustment shall be conclusive absent manifest error. All interest hereunder on any Advance shall be computed on a daily basis based upon the outstanding principal amount of such Advance as of the applicable date of determination.

(C)       In the event Bank shall have determined that by reason of circumstances affecting the Term SOFR, adequate and reasonable means do not exist for ascertaining the Term SOFR for any Interest Period with respect to any Advance hereunder, the per annum rate of interest (the “Alternate Rate”) applicable to such Advance during such Interest Period shall be one of the Alternative Rates (to the extent ascertainable) as agreed between Bank and Borrower, subject to the minimum rate of interest specified in Subclause (i)(A) of this Section.

(D)       If, after the date of this Agreement, Bank shall determine (which determination shall be final and conclusive) that any Change in Law (defined below) shall make it impossible or unlawful for Bank to make, fund or maintain SOFR Advances, then Bank shall notify Borrower. From the date of such notice until Bank notifies Borrower that the circumstances giving rise to such determination no longer apply, then (i) any obligation of Bank contained herein or in any agreement of Bank to make available SOFR Advances shall immediately be suspended, and (ii) any such SOFR Advances then outstanding shall instead bear interest, at Bank’s option, at the Alternate Rate, such change taking effect either (x) on the last day of the then current Interest Period if Bank may lawfully continue to maintain SOFR Advances to such day, or (y) immediately if Bank may not lawfully continue to maintain SOFR Advances. Upon the occurrence of any of the foregoing events, Borrower shall pay to Bank immediately upon demand such amounts as may be necessary to compensate Bank for any fines, fees, charges, penalties or other costs incurred or payable by Bank as a result thereof and which are attributable to any SOFR Advances made available to Borrower hereunder, and any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

(ii)          Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, Bank shall have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of Borrower or any other party to any other Loan Document. Bank shall promptly notify Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

(iii)         Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Loan Document:

(A)       Replacing Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the tenth (10th) Business Day after the date notice of such Benchmark Replacement is provided to Borrower without any amendment to this Note or any other Loan Document, or further action or consent of Borrower. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, Borrower may revoke any request for a borrowing of, or continuation of advances to be made or continued that would bear interest by reference to such Benchmark until Borrower’s receipt of notice from Bank that a Benchmark Replacement has replaced such Benchmark, and, failing that, Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to advances bearing interest at the Prime Rate.

 8.

(B)       Subsequent Rate Conversion. At any time following the effectiveness of a Benchmark Replacement in accordance with this Section, Bank shall have the right, by providing written notice to Borrower, to convert the then-current Benchmark to a different Alternative Rate in accordance with and subject to the conditions set forth in clause (1) of the definition of “Benchmark Replacement.” Such Alternative Rate shall be deemed to be a “Benchmark Replacement” hereunder and will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the tenth (10th) Business Day after the date notice of such Benchmark Replacement is provided to Borrower without any amendment to this Note or any other Loan Document, or further action or consent of Borrower.

(C)       Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, Bank will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Note or such other Loan Document.

(D)       Notices; Standards for Decisions and Determinations. Bank will promptly notify Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes; provided that any failure to so notify will not affect Bank’s rights hereunder. Any determination, decision or election that may be made by Bank pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section.

(E)       Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate), then Bank may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) Bank may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(F)       Disclaimer. Bank does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the administration, submission, calculation of or any other matter related to the rates in the definition of “Term SOFR” or with respect to any component definition thereof or rates referenced in the definition thereof or any alternative, comparable or successor rate thereto (including any Benchmark or any Benchmark Replacement or the effect, implementation or composition of any Conforming Changes (defined above)) and including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant hereto, will be similar to, or produce the same value or economic equivalence of, such Benchmark or any other Benchmark or have the same volume or liquidity as did such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the impact or effect of such alternative, successor or replacement reference rate or Conforming Changes on any other financial products or agreements in effect or offered to any obligor or any of their respective affiliates, including, without limitation, any Swap Obligation or Hedging Agreement (as defined in the Loan Documents).

(iv)	Definitions Regarding Interest.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Note as of such date.

 9.

“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, the “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” shall mean, for any Available Tenor:

(1)           For purposes of clause (A) or (B) of this Section, any of the alternative rates set forth below, in any combination of choices or in such order of priority as Bank shall determine in its sole and absolute discretion and which is (i) administratively feasible for Bank to establish and provide to its customers and (ii) a primary rate being utilized by banks in the New York lending market (each, an “Alternative Rate”):

(i)        the sum of: (i) Daily Simple SOFR and (ii) an adjustment (which may be a positive or negative value or zero) that has been selected by Bank, giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated or bilateral credit facilities at such time; or

(ii)       the sum of (i) Daily Compounded SOFR and (ii) an adjustment (which may be a positive or negative value or zero) that has been selected by Bank, giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated or bilateral credit facilities at such time; or

(iii)      the sum of (i) any SOFR Average and (ii) an adjustment (which may be a positive or negative value or zero) that has been selected by Bank, giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated or bilateral credit facilities at such time; or

(iv)      any other reference rate reasonably selected by Bank that Bank in its sole discretion commences to offer to its customers generally; or

(v)       if no available reference rate satisfies the requirements set forth in this paragraph 1 and in the provisos below, the Prime Rate;

provided that, in the case of clauses 1(iii) or 1(iv) above, the relevant Alternative Rate is displayed on a screen or other information service selected by Bank in its reasonable discretion;

provided, further, that in the event any of the advances is hedged pursuant to one or more Swap Agreements (the “Hedged Exposure”), then the Benchmark Replacement for such Hedged Exposure shall have the meaning in effect from time to time ascribed to the “Floating Rate Option” under the relevant Confirmation(s) (as each of such terms is defined in the related Swap Agreement); and

provided, further, that, if the Benchmark Replacement as determined pursuant to clause (1) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Note and the other Loan Documents.

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark: (a) in the case of clause (a) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark permanently or indefinitely ceases to provide all Available Tenors of such Benchmark; or (b) in the case of clause (b) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark has been determined and announced by or on behalf of the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark to be non-representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (b) and even if any Available Tenor of such Benchmark continues to be provided on such date. For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark.

 10.

“Benchmark Transition Event” shall mean, with respect to any then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR, or with respect to the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including without limitation changes to the definition of “Prime Rate”, the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Bank decides in its sole discretion may be necessary or appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Bank in a manner substantially consistent with market practice (or, if Bank decides that adoption of any portion of such market practice is not administratively feasible or if Bank determines that no market practice for the administration of any such rate exists, in such other manner of administration as Bank reasonably decides is necessary in connection with the administration of this Note and the other Loan Documents).

“Daily Compounded SOFR” shall mean, for any day, SOFR, with interest accruing on a compounded daily basis, with the methodology and conventions for this rate (which will include compounding in arrears with a lookback) being established by Bank in accordance with the methodology and conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Compounded SOFR” for bilateral business loans; provided, that if Bank decides that any such convention is not administratively feasible for Bank, then Bank may establish another convention in its reasonable discretion.

“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Bank in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for bilateral business loans; provided, that if Bank decides that any such convention is not administratively feasible for Bank, then Bank may establish another convention in its reasonable discretion.

“Floor” means a rate of interest equal to 2.75% per annum.

“Interest Period” shall mean as to any advance hereunder, the period of one (1) month (subject to availability thereof), with the initial Interest Period commencing on the date of the first disbursement of an advance hereunder, and each subsequent Interest Period commencing on the last day of the immediately preceding Interest Period; provided that (i) if an Interest Period would end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day, (ii) the final Interest Period shall commence on the last day of the immediately preceding Interest Period, and end on the Maturity Date, and (iii) any Interest Period that begins on the last Business Day of a calendar month (or a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

 11.

“Relevant Governmental Body” shall mean the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR Average” shall mean a rate per annum equal to any of the 30-day, 90-day or 180-day rolling compounded averages of SOFR published on such Business Day by the Federal Reserve Bank of New York (or a successor administrator of the compounded average SOFR rates) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the compounded average SOFR rates identified as such by the administrator of the compounded average SOFR rates from time to time).”

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“SOFR Advance” shall mean an advance that bears interest at a rate based on Term SOFR.

“Term SOFR” shall mean, for any calculation with respect to a SOFR Advance, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date (defined below) with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Bank in its reasonable discretion).

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Wall Street Journal Prime Rate” or “Prime Rate” shall mean the rate of interest designated as the “Prime Rate” which appears in each publication of The Wall Street Journal under the designation entitled “Money Rates.” This rate of interest fluctuates and is subject to change without prior notice. If and when the Wall Street Journal Prime Rate changes, the rate of interest on this Note will automatically change effective on the date of any such change, without notice to Borrower. In the event that the Wall Street Journal Prime Rate cannot be ascertained from publication of The Wall Street Journal, the rate of interest which shall be used in substitution thereof and until such time as the Wall Street Journal Prime Rate can be ascertained by reference to The Wall Street Journal shall be a rate equal to the average of the prime rate of interest announced from time to time by three (3) New York banks selected by Bank in its sole and absolute discretion.

 12.

(b)             Late Fee; Default Rate. If any payment is not made within five (5) days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) five percent (5.00%) of the amount of such unpaid amount and (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to six percent (6.00%) above the Interest Rate applicable immediately prior to the occurrence of the Event of Default.

(c)             Payments. Borrower promises to pay to the order of Bank when due, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower hereunder. Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof. Interest shall be due and payable on the first calendar day of each month. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts, and Borrower hereby authorizes Bank to do so. Only if Borrower’s deposit accounts lack sufficient funds to pay such amounts when due, Bank shall charge such amounts against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations under the Revolving Line, and such interest shall thereafter accrue interest at the rate then applicable hereunder. Notwithstanding anything to the contrary in this Agreement, on the Revolving Maturity Date, all unpaid Advances under this Section shall be immediately due and payable. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment. Borrower covenants and agrees that all Subscription Agreement Funds once transferred from the Escrow Account to the Valley Bank Account shall immediately be used to pay down the outstanding Obligations in full.

(d)             Computation. Interest hereunder will be calculated based on the actual number of days that principal is outstanding over a year of 360 days.

2.3          Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence and continuance of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Eastern Time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.4          Certain Taxes. The principal of and the interest on the Obligations, and any other amounts owed hereunder or under any other Loan Document for fees, costs, or otherwise, are payable in lawful money of the United States of America without deduction for or on account of any present or future tax, duty or other charge levied or imposed on any note or other Loan Document or the proceeds thereof or the holder thereof by any government or any political subdivision thereof or by any other jurisdiction, or by any political subdivision thereof, from which any payment due with respect thereto is remitted or on account of any other restrictions and conditions of whatever nature, except as required by applicable law or regulation. If any such tax, duty or other charge is required to be deducted or withheld by law or regulation from any amount payable hereunder or under any other Loan Document, Borrower shall pay Bank such additional amounts (including any penalties and interest thereon) as may be necessary so that the amount actually received by Bank is equal to the full amount payable hereunder or under such other Loan Document had no such withholding or deduction been made. Borrower shall furnish to Bank all tax receipts for withholding taxes, if any, paid on behalf of Bank within sixty (60) days of the payment of such tax. Should Borrower not furnish the tax receipts within ninety (90) days of the due date of payment of such taxes, Borrower shall pay Bank a tax reimbursement equivalent to the amount of withholding tax due.

 13.

2.5	Fees. Borrower shall pay to Bank the following:

(a)             Commitment Fee. Borrower shall pay to Bank a commitment fee on the Closing Date equal to Thirty-Seven Thousand Five Hundred Dollars ($37,500.00), which commitment fee shall be fully earned and non-refundable upon receipt thereof by Bank.

(b)             Renewal Fee. In conjunction with each renewal of this facility (if any), Borrower shall pay to Bank a commitment fee on the closing date of such renewal equal to Fifty-Two Thousand Five Hundred Dollars ($52,500.00), which commitment fee shall be fully earned and non-refundable upon receipt thereof by Bank.

(c)            Bank Expenses. On the Closing Date, an amount equal to all Bank Expenses incurred through the Closing Date. After the Closing Date, Borrower shall pay Bank all Bank Expenses, including reasonable and documented out of pocket attorneys’ fees and expenses, as and when they become due.

2.6         Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations (other than inchoate indemnity obligations) remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

3.	CONDITIONS OF LOANS.

3.1         Conditions Precedent to Initial Credit Extension. The initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)             this Agreement;

(b)             evidence, satisfactory to Bank in its sole discretion, of Borrower’s receipt of at least $10,000,000.00 in Capital Commitments from the Initial Capital Raise;

(c)             Bank shall have completed its due diligence, with results satisfactory to Bank in its sole discretion, regarding the review of Borrower’s Offering Memorandum, Subscription Agreements and Charter Documents, as applicable, of Borrower’s investors;

(d)             a letter from Borrower directing Transfer Agent to only distribute Subscription Agreement Funds to the Escrow Agent wherein Transfer Agent agrees not to distribute the Subscription Agreement Funds to another Person without Bank’s prior consent;

(e)             a letter from Borrower directing Escrow Agent to send Subscription Agreement Funds to the Valley Bank Account at Bank wherein the Escrow Agent agrees not to send Subscription Agreement Funds to another account without Bank’s prior written consent;

(f)              a certificate with respect to incumbency and resolutions of Borrower, authorizing the execution and delivery of this Agreement and the other Loan Documents;

(g)             a UCC Financing Statement in respect of Borrower;

(h)             the Charter Documents for Borrower;

(i)              certificates of good standing in respect of Borrower, in each case as of a date no earlier than thirty (30) days prior to the Closing Date;

(j)              Bank shall have completed its due diligence, including receipt and review of all appropriate lien, tax, judgment and litigation searches;

 14.

(k)            Bank’s receipt of Borrower’s September 30, 2025 financial statements satisfactory to Bank in its sole discretion;

(l)              [Intentionally Omitted;]

(m)            Bank’s receipt of Borrower’s initial Borrowing Base Certificate (inclusive of an investor roster) within ninety (90) days after the Closing Date;

(n)             evidence of compliance by Borrower with the insurance requirements set forth in Section 6.9 below;

(o)             an executed copy of the Automatic Debit Authorization, in the form attached to this Agreement;

(p)             payment of the fees and Bank Expenses then due specified in Section 2.5 hereof;

(q)             payment of the documentary tax set forth in Section 12.19 below; and

(r)             such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2         Conditions Precedent to all Credit Extensions. Each Credit Extension, including the initial Credit Extension is further subject to the following conditions:

(a)             timely receipt by Bank of a Loan Advance/Paydown Request Form;

(b)             after giving effect to such Advance, the outstanding Obligations incurred under this Agreement shall not exceed the greater of (i) the Revolving Line or (ii) the Borrowing Base; and

(c)             the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Loan Advance/Paydown Request Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4.	CREATION OF SECURITY INTEREST.

4.1          Grant of Security Interest. Borrower grants, pledges and assigns by way of security or otherwise a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of its covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the Closing Date.

 15.

4.2          Perfection of Security Interest. Borrower authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) specifically describe the Collateral pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable. Any such financing statements may be filed by Bank at any time in any jurisdiction whether or not Revised Article 9 of the Code is then in effect in that jurisdiction. Borrower shall from time to time endorse and deliver to Bank, at the reasonable request of Bank, all Negotiable Collateral and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement. Where Collateral is in possession of a third party bailee, Borrower shall take such steps as Bank reasonably requests for Bank to (i) obtain an acknowledgment, in form and substance satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, and (ii) obtain “control” of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance satisfactory to Bank. Borrower will not create any chattel paper without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper. Borrower from time to time may deposit with Bank specific cash collateral to secure specific Obligations; Borrower authorizes Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding.

4.3          Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral and all other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

4.4          Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral, in each case at Borrower’s expense.

4.5          Collateral Assignment.

(a) Borrower hereby grants a security interest in and collaterally assigns and pledges to Bank (i) all of Borrower's rights to make, enforce, collect and receive calls on the obligations of the Initial Investors to make Capital Contributions, including without limitation, any and all Capital Contributions required to be made to Borrower, whether now existing or hereafter arising, including rights to Capital Contributions from its Initial Investors already accrued but not received, under any Subscription Agreement, and (ii) all proceeds, accounts, contract rights and other general intangibles arising from any of the foregoing, whether now existing or hereafter arising. If (i) an Event of Default has occurred and is continuing, and (ii) Borrower fails or refuses to issue a Capital Call to the Initial Investors of Borrower, then Bank may at its option (but shall be under no obligation to), subject to the terms and provisions of the Subscription Agreement, issue a Capital Call to the Initial Investors of Borrower and take such further action as is necessary or reasonably desirable to obtain the full benefit of this Section. Borrower appoints Bank as the irrevocable, true and lawful attorney-in-fact of Borrower with power (in all cases following the occurrence and during the continuation of an Event of Default) to exercise such rights to issue a Capital Call, and to execute and deliver any and all instruments and documents as may be necessary or reasonably desirable for Bank to obtain the full benefits of this Section and of the rights and powers herein granted. This power, being coupled with an interest, is irrevocable so long as any Obligations shall remain outstanding or Bank has any obligation to make Credit Extensions. Borrower further acknowledges and agrees that Bank has the right, and it is appropriate for Bank, to seek injunctive relief to compel Borrower to take any such action, including, without limitation, making a Capital Call or delivering Capital Contribution proceeds to Bank, in a court of competent jurisdiction. Borrower hereby waives its right to oppose Bank's request for such injunctive relief. Notwithstanding anything herein to the contrary, (i) the exercise by Bank of any of the rights granted hereunder shall not release Borrower from any duties or obligations under the Subscription Agreement and (ii) Bank shall not have any obligations or duties of Borrower under the Subscription Agreement.

(b) Borrower has full power and authority to grant a first-priority security interest in its right, if any, to require Capital Contributions to be made to Borrower by the Initial Investors of Borrower, no disability or contractual obligation exists that would prohibit or otherwise restrict it from pledging such rights to Bank, and no provision of the Subscription Agreement prohibits it from pledging such rights to Bank. Borrower has not granted any other party any rights with respect to the Capital Calls.

 16.

5.	REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1          Due Organization and Qualification. Borrower is a Maryland corporation duly existing and in good standing under the laws of its jurisdiction of organization and qualified to do business in any jurisdiction in which such qualification is required.

5.2          Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents to which it is party are within the powers of Borrower, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Charter Documents, nor will they constitute an event of default under any material agreement to which such Borrower is a party or by which such Borrower is bound or any laws, rules or regulations to which such Borrower is subject. Borrower is not in default under any material agreement to which it is a party or by which it is bound.

5.3          No Prior Encumbrances. Borrower has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.

5.4          Charter Documents. The Charter Documents of Borrower are in full force and effect in the form presented to Bank as of the Closing Date.

5.5          Name; Location of Chief Executive Office. Borrower has not done business under any name other than that specified on the signature page hereof other than fictitious names properly registered in such Borrower’s state of jurisdiction or state of foreign qualification. The chief executive office of Borrower is located at the address indicated in Section 10 hereof.

5.6          Capital Calls. The Initial Investors of Borrower are required under their Subscription Agreement unconditionally to make Capital Contributions in response to a Capital Call, equal to the amount specified in such Capital Call, without setoff or deductions of any type. The obligation of each of the Initial Investors of Borrower to pay amounts called in accordance with a notice of a Capital Call pursuant to the Subscription Agreement is valid, binding and enforceable in accordance with the terms of the Subscription Agreement, and each of such Initial Investors are subject to such obligations for the entire term of this Agreement. Except as disclosed from time to time in writing to Bank, no Initial Investor has withdrawn from Borrower or has failed to make any Capital Contributions in response to any Capital Calls in excess of ten percent (10.00%) of the Capital Contribution requested in any Capital Call. No Initial Investor’s obligation to make a Capital Contribution is restricted by any Side Letter or other agreement between such Initial Investor and Borrower. No Person other than Borrower is entitled to receive Capital Contributions. Borrower has full power and authority to grant a first priority security interest on the right to request, call for and enforce Capital Calls and no disability or contractual obligation exists that would prohibit or otherwise restrict it from assigning by way of security such rights to Bank, including without limitation in the Charter Documents. There are no rights of first refusal or other restrictions with respect to Capital Calls.

5.7          Litigation. There are no actions or proceedings pending by or against Borrower before any court or administrative agency in which an adverse decision could reasonably be expected to result in damages or liabilities in excess of One Hundred Thousand Dollars ($100,000.00).

5.8          No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements, but only to the extent consolidating financial statements are prepared by Borrower, related to Borrower and any Affiliate of a Borrower and income statements of Borrower that Bank has received from or on behalf of Borrower fairly present in all material respects the financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated and consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.9          Solvency, Payment of Debts. Borrower is solvent and able to pay its debts (including trade debts) as they mature.

 17.

5.10        Regulatory Compliance. Borrower is not registered or required to register as an “investment company” or a company “controlled” by an entity registered or required to register as an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has not violated in any material respect any material statutes, laws, ordinances or rules applicable to it.

5.11        Taxes. Borrower has filed or caused to be filed all Tax returns required to be filed or extensions therefor, and has paid, or has made adequate provision for the payment of, all Taxes reflected therein.

5.12        Investments. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.13        Deposit and Investment Accounts. Except as disclosed in writing to Bank, (i) none of Borrower’s cash or cash equivalents is maintained or invested with a financial institution other than Bank and (ii) none of Borrower’s investment property is maintained or invested with a Person other than Bank or an Affiliate of Bank.

5.14        Government Consents. Borrower has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for (i) Borrower to execute any Loan Document to which it is party and perform its obligations under such Loan Document and (ii) the continued operation of Borrower’s business as currently conducted.

5.15        Right to Collateral. Borrower owns all of the property and rights securing the Obligations hereunder.

5.16        Full Disclosure. No representation, warranty or other statement made by or on behalf of Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

6.	AFFIRMATIVE COVENANTS.

Borrower shall do all of the following:

6.1          Good Standing. Maintain (i) its existence in its jurisdiction of organization and maintain qualification and good standing in each jurisdiction in which it is required to do so and (ii) in force all licenses, approvals and agreements necessary for the conduct of its business as currently conducted.

6.2          Government Compliance. Comply in all material respects with all statutes, laws, ordinances and government rules and regulations to which it is subject.

6.3          Financial Statements, Reports, Certificates. Deliver to Bank:

(a)             as soon as available, but in any case within one hundred twenty (120) days after the last day of each fiscal year of Borrower, (i) Borrower’s 10-K, (ii) audited consolidated and consolidating balance sheet and statements of income and surplus of Borrower for the preceding year prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm of national standing (or otherwise reasonably acceptable to Bank) and (iii) a Compliance Certificate, signed by a Responsible Officer;

(b)             as soon as available, but in any case within forty-five (45) days after the end of each fiscal quarter of Borrower ending on March 31, June 30 and September 30, (i) Borrower’s 10-Q, (ii) consolidated and consolidating balance sheet and statements of income and surplus of Borrower for the period from the beginning of Borrower’s fiscal year to the end of the applicable fiscal quarter, prepared in accordance with GAAP, consistently applied, and certified by a Responsible Officer of Borrower, (iii) quarterly, independent, third party valuations of Borrower’s Investments by a reputable firm with experience in the business of valuing such Investments, where such valuation is required under the Borrower’s governance and offering documents, and (iv) a Compliance Certificate, signed by a Responsible Officer;

 18.

(c)             as soon as available, but in any case not later than thirty (30) days after the end of each month, monthly internal valuations of Borrower’s Investments, where such valuation is required under the Borrower’s governance and offering documents, conducted by a contractor or employee of Borrower that is experienced and qualified to conduct such valuations, and the determined valuations shall be confirmed to be reasonable by a reputable firm with experience in the business of valuing such Investments;

(d)             a Borrowing Base Certificate with each Advance request, as well as with the documents provided in subclauses (a), (b) and (c) above;

(e)             promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against a Borrower that are reasonably likely to result in damages or costs of One Hundred Thousand Dollars ($100,000.00) or more;

(f)              promptly upon the occurrence of an Event of Default hereunder, notification thereof;

(g)             such other information, financial and otherwise, as Bank may reasonably request from time to time.

6.4         Charter Documents. Cause its Charter Documents to remain in full force and effect in the form presented to Bank on the Closing Date, except for amendments that do not adversely affect the right or ability to satisfy such Borrower’s obligations under this Agreement. Borrower shall obtain the prior written consent of Bank before allowing any amendment, restatement or supplement of the Charter Documents to become effective that adversely affects the right or ability to satisfy Borrower’s obligations under this Agreement.

6.5         Taxes. Make due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and make timely payment or deposit of all Tax payments and withholding Taxes required of it by applicable laws, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower has made such payments or deposits; provided that Borrower need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by such Borrower.

6.6         Bank Accounts. Commencing ninety (90) days after the Closing Date, to maintain their respective operating, deposit (including demand deposit accounts) and investment accounts with Bank.

6.7         Financial Covenants. [Reserved].

6.8         Subscription Agreement Funds. Borrower shall direct the Escrow Agent and Transfer Agent to transfer the Subscription Agreement Funds strictly pursuant to the Flow of Subscription Agreement Funds. Borrower shall take all necessary action to guaranty that (a) the Subscription Agreement Funds are transferred strictly pursuant to the Flow of Subscription Agreement Funds and (b) any Subscription Agreement Funds held by Escrow Agent are deposited into the Valley Bank Account maintained by Borrower at Bank no later than five (5) Business Days after Borrower’s monthly sweep date. Borrower shall direct all Broker-Dealers to only utilize Transfer Agent for receipt of Subscription Agreement Funds. In order to remove or replace Transfer Agent, Borrower must (x) provide at least thirty (30) days’ prior written notice to Bank of the intended removal and name the replacement Transfer Agent and (y) obtain a letter from the replacement Transfer Agent substantially similar to the letter required from Transfer Agent pursuant to Section 3.1 of this Agreement. Borrower shall direct Transfer Agent to only deposit Subscription Agreement Funds with Escrow Agent, and Bank must consent in writing to the removal or replacement of Escrow Agent. Borrower shall direct Escrow Agent to only disburse Subscription Agreement Funds into the Valley Bank Account, and Bank must consent in writing to a disbursement to any other account. Borrower shall provide written notice to Bank prior to adding any additional Broker-Dealers or other fiduciaries to the list previously provided to Bank, and shall direct any additional Broker-Dealers or other fiduciaries to comply with the provisions of this Section 6.8.

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6.9          Insurance. Borrower and shall maintain and keep in force insurance of the types and in amounts customarily carried in similar lines of business and with respect to similar assets and properties, and shall deliver to Bank from time to time at Bank’s request evidence of such insurance, together with a certification or endorsement naming Bank as lender loss payee, additional insured, mortgagee or otherwise as required by Bank.

6.10        Annual Review. Borrower shall invite Bank’s representatives to its offices for an annual review session at a time to be mutually agreed to discuss with Bank the Borrower’s operations, business affairs and financial condition and compliance with the terms of the Loan Documents; provided that no more than one (1) such review shall be required in any fiscal year, unless an Event of Default has occurred, in which case such reviews shall be more frequent. Borrower shall also invite a representative of Bank to attend each annual meeting of Borrower’s investors.

6.11        Capital Raise Shortfalls. In the event Subscription Agreement Funds are insufficient to satisfy the outstanding principal and accrued interest with respect to an Advance on the date such Advance is to be repaid (as provided for in Section 2.1(a) above), then Borrower shall, at Bank’s request, either (a) repay the principal of such Advance from Borrower’s operating cash flow or (b) cause the capital raised and cash flow of Borrower’s Investments to be distributed to repay the outstanding principal and accrued interest on such Advance.

6.12        Initial Investments by Advisor and Sub-Advisor. On or before the initial Capital Call Borrower shall have received at least $2,500,000 from each of Advisor and Sub-Advisor for the purchase of equity securities of Borrower. The proceeds of such purchases by Advisor and Sub-Advisor cannot be transferred or redeemed without Bank’s prior written consent.

6.13        Further Assurances. At any time and from time to time, execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7.	NEGATIVE COVENANTS.

Borrower shall not, and shall not permit any Subsidiary, to do any of the following:

7.1          Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”) all or any part of its business or property, other than (a) Transfers of Investments and Transfers of securities, cash and Equipment in the ordinary course of such Borrower’s business and (b) Permitted Investments (to the extent constituting a Transfer).

7.2          Change in Business; Change in Control or Executive Office. Engage in any business other than the business currently engaged in by such Borrower and any business substantially similar or related thereto (or incidental thereto), including without limitation sponsoring, creating, and investing in alternative investment funds in any asset class as permitted under the Advisory Agreement; or cease to conduct business in the manner conducted by such Borrower as of the Closing Date; or suffer or permit a Change in Control; or without thirty (30) days subsequent written notification to Bank, relocate its chief executive office or jurisdiction of formation; or without Bank’s prior written consent, change the date on which its fiscal year ends.

7.3          [Reserved].

7.4          Advisory Agreement. Permit the amendment of any of the provisions of the Advisory Agreement if the result of such amendment would adversely affect the rights or remedies of Bank under this Agreement in any material respect.

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7.5          Sub-Advisor. Permit any proceeds of Advances, or any other Collateral, to be used to pay any fees (including, without limitation, any management fees and incentive fees), expenses or any other amounts to the Sub-Advisor (as defined in the Sub-Advisory Agreement).

7.6          Management and Incentive Fees. Defer receipt of, allow the set off against or waive payment of any of the management fees or incentive fees under the Management Agreement notwithstanding any provisions therein to the contrary.

7.7          Mergers or Acquisitions. Merge or consolidate with or into any other business organization, or acquire all or substantially all of the capital stock or property of another Person, other than Permitted Investments.

7.8          Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness other than Permitted Indebtedness.

7.9          Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property other than Permitted Liens, or assign or otherwise convey any right to receive income except for certain compensation arrangements Borrower may have with employees, which Borrower, if necessary or requested by Bank, agrees to pay and satisfy with assets other than those securing the Obligations, or agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property.

7.10        Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person other than Permitted Investments. Moreover, Borrower shall not form any vehicle or entity with rights to Capital Commitments unless such vehicle or entity has been joined to this Agreement as a credit party.

7.11        Distributions. If an Event of Default is ongoing or will be caused by the same, pay any dividends or make any other distribution or payment to its equity holders.

7.12        Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of such Borrower except for transactions that are in the ordinary course of such Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.13        Subordinated Debt. Make any payment in respect of any Subordinated Debt in contravention of the terms of the subordination provisions applicable to such Subordinated Debt, whether such subordination provisions are contained in the promissory note or other agreement, document or instrument evidencing such Subordinated Debt or in a separate subordination agreement between Bank and the holder of such Subordinated Debt, or amend any provision contained in any documentation relating to any Subordinated Debt without Bank’s prior written consent.

7.14        Compliance. Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940 other than an exempt investment company; or, become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Advance for such purpose, or fail to comply in any material respect with, or violate any, material law or regulation applicable to such Borrower.

7.15        Foreign Assets Control Regulations. Neither any Borrower, nor any of their respective directors, officers, employees, agents or any person acting on their behalf is a Sanctioned Person or is affiliated with a Sanctioned Person. Neither any Borrower, nor any of their respective directors, officers, employees, agents or any person acting on their behalf, will conduct any business, nor engage in any transaction or dealing (i) with any Sanctioned Person, including, but not limited to, requesting or using the proceeds of any Credit, directly or indirectly, for the purpose of funding, financing or facilitating any activities, business or transaction of or with a Sanctioned Person, (ii) in any manner that could reasonably result in the violation of any Sanctions applicable to any party hereto, or (iii) that could reasonably result in any party hereto becoming a Sanctioned Person. Borrower shall deliver (from time to time) to Bank any such certification or other evidence as may be requested by Bank in its sole and absolute discretion, confirming each such representation.

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7.16        Foreign Corrupt Practices Act. No Borrower, nor to the knowledge of such Borrower, any agent or other person acting on behalf of such Borrower, has (a) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (c) failed to disclose fully any contribution made by such Borrower (or made by any person acting on its behalf of which such Borrower is aware) which is in violation of law, or (d) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.), as amended (“FCPA”). Each Borrower shall cause any agent or other person acting on its behalf to comply with the FCPA, including maintaining and complying with all policies and procedures to ensure compliance with this act.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default under this Agreement:

8.1          Payment Default. If Borrower fails to pay, when due, any of the Obligations hereunder;

8.2          Covenant Default. If Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement, or fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonably time, then Borrower shall have an additional reasonable period (that shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Credit Extensions will be required to be made during such cure period);

8.3          Existence; Charter Documents. If a Borrower is dissolved, liquidated, wound up or struck off or such Borrower’s existence is otherwise terminated or any action is taken to effect such termination or dissolution, or if a Borrower fails to comply with any term of its Charter Documents beyond any applicable time for cure;

8.4          Material Adverse Change. If there occurs any circumstance or circumstances that result in a Material Adverse Effect;

8.5          Attachment. If any material portion of a Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) Business Days, or if a Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of such Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of such Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) Business Days after such Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by such Borrower (provided that no Credit Extensions will be required to be made during such cure period);

8.6          Insolvency or Bankruptcy. If a Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by a Borrower, or if an Insolvency Proceeding is commenced against a Borrower and is not dismissed or stayed within forty five (45) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

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8.7          Other Agreements. If there is a default or other failure to perform beyond any applicable cure period in any agreement to which a Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000.00) or which could have a Material Adverse Effect; or if there is a default or other failure to perform, or any termination;

8.8          Judgments. If one or more judgments, orders, decrees or arbitration awards requiring a Borrower to pay an aggregate amount of One Hundred Thousand Dollars ($100,000.00) or greater (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against any Borrower and the same shall not have been vacated or stayed within ten (10) days thereafter (provided that no Credit Extensions will be made prior to such matter being vacated or stayed);

8.9          Subordinated Debt. If Borrower makes any payment on account of Subordinated Debt, except to the extent such payment is allowed under any subordination agreement entered into with Bank;

8.10        Collateral Assignment. If Collateral Assignment ceases for any reason to be in full force and effect, or Borrower fails to perform any material obligation under the Collateral Assignment, or any event of default occurs under such Collateral Assignment or Borrower revokes or purports to revoke such Collateral Assignment, or any material misrepresentation or misstatement exists now or hereafter in any warranty or representation set forth in such Collateral Assignment or in any certificate delivered to Bank in connection with such Collateral Assignment;

8.11        Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or any other Loan Document or to induce Bank to enter into this Agreement or any other Loan Document.

9.	BANK’S RIGHTS AND REMEDIES.

9.1         Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a)             Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.6, all Obligations shall become immediately due and payable without any action by Bank);

(b)             Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(c)             Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(d)             Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower shall assemble the Collateral and/or any documents relating to the right to enforce any rights with respect to the Subscription Agreement Funds, and to make such documents and/or the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

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(e)             Enforce all of the rights of Borrower under the Subscription Agreement to receive any funds to which Borrower is entitled thereunder, and apply the proceeds thereof to the Obligations;

(f)              Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral;

(g)            Dispose of the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate; and

(h)             Bank may credit bid and purchase the Collateral at any public sale.

9.2         Right of Setoff; Deposit Accounts. Upon and after the occurrence and continuance of an Event of Default, Borrower authorizes Bank, at any time and from time to time, (a) to set off against, and to appropriate and apply to the payment of, the Obligations of Borrower under the Loan Documents (whether matured or unmatured, fixed or contingent or liquidated or unliquidated) that are due and payable any and all amounts owing by Bank to Borrower (whether payable in U.S. Dollars or any other currency, whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced) and (b) pending any such action, to the extent necessary, to hold such amounts to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank in its sole discretion may elect.

9.3         Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to, if applicable: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts (as defined in the Code); (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; and (h) enforce Borrower’s rights under the Subscription Agreement and otherwise against any Persons, including the right to compel the Funds to perform their obligations under the Advisory Agreement and Sub-Advisory Agreement, as applicable; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in clause (g), above, regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, and granted by way of security to secure the performance of the Obligations, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.

9.4         Payments Collection. At any time after the occurrence and during the continuance of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount so owing. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.5         Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices and applicable law, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

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9.6         Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.7         Demand; Protest. In the case of an Event of Default, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

10.	NOTICES.

All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement or any other Loan Document must be in writing or by any telecommunication device capable of creating a written record (including electronic mail), delivered to Borrower and Bank at its address set forth below, or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided pursuant hereto prepaid, return receipt requested, or by email to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	CNL STRATEGIC RESIDENTIAL CREDIT, INC. 450 South Orange Avenue, Suite 1400 Orlando, FL 32801 Attn: Tammy Tipton Email: Tammy.tipton@cnl.com

If to Bank:	VALLEY NATIONAL BANK 113 E Whiting St. Tampa, FL 33602 Attn: Benjamin Powers Email: bpowers@valley.com

With a copy to:	VALLEY NATIONAL BANK 579 Fifth Avenue New York, New York 10017 Attn: Maria Romero Email: maromero@valley.com

11.	GOVERNING LAW; VENUE AND JURISDICTION; JURY TRIAL WAIVER.

11.1       Governing Law. This Agreement, the Loan Documents and each Credit Extension hereunder and thereunder shall be governed by, and construed in accordance with, the laws of the State of Florida without regard to any principles of conflicts of laws which would or might make the laws of any other jurisdiction applicable. Notwithstanding the foregoing, to the extent applicable, the laws of the jurisdiction in which the Collateral is located shall apply to the creation and perfection of the security interests therein and to the exercise of remedies by Bank that pertain to or concern such Collateral, including the foreclosure of any security interests and liens granted in such Collateral.

11.2       Venue; Jurisdiction. Any legal suit, action or proceeding against Bank or Borrower arising out of or relating to this Agreement or any Loan Document shall be instituted in any Federal or state court located in Orange County, Florida. Borrower agrees such courts shall have exclusive jurisdiction in any suit, action or proceeding between Borrower and Bank, and Borrower further waives any objection which it may now or hereafter have based on venue and/or forum non conveniens of any such suit, action or proceeding between Borrower and Bank, and hereby irrevocably submits to the jurisdiction of any such court. Borrower does hereby agree that service of process upon Borrower at its notice address as set forth in Section 10 hereof by registered mail, return receipt requested, shall be deemed in every respect effective service of process upon Borrower in any such suit, action or proceeding at the time received or refused by Borrower and shall constitute “personal delivery” thereof. Nothing contained herein shall affect the right of Bank to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Borrower in any other jurisdictions.

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11.3       WAIVER OF JURY TRIAL. BORROWER (a) KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES EACH RIGHT HE, SHE OR IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO, AND IN, ANY ACTION OR OTHER LEGAL PROCEEDING OF ANY NATURE, RELATING TO (i) THIS AGREEMENT, ANY CREDIT EXTENSION PROVIDED WITH RESPECT HERETO, OR ANY OTHER LOAN DOCUMENT, (ii) ANY TRANSACTION CONTEMPLATED IN ANY SUCH LOAN DOCUMENTS OR (iii) ANY NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT, ANY OF THE OBLIGATIONS EVIDENCED HEREBY, ANY COLLATERAL THEREFOR OR ANY OTHER LOAN DOCUMENT AND (b) CERTIFIES THAT (i) NEITHER BANK, ANY AFFILIATE OF BANK NOR ANY REPRESENTATIVE OF BANK OR ANY SUCH AFFILIATE HAS REPRESENTED TO BORRWER THAT BANK OR ANY SUCH AFFILIATE WILL NOT SEEK TO ENFORCE THE WAIVER MADE BY BORROWER IN THIS PARAGRAPH, AND (ii) HE, SHE OR IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE NEGOTIATION, DRAFTING AND SIGNING OF THIS AGREEMENT AS NECESSARY AND APPROPRIATE BY INDEPENDENT LEGAL COUNSEL.

12.	GENERAL PROVISIONS.

12.1       Successors and Assigns; Assignments. This Agreement and the terms hereof shall be binding upon and inure to the benefit of Bank and its successors and assigns, including subsequent holders hereof, and Borrower and its legal representatives, successors and assigns; provided, however that Borrower may not assign or transfer its interests or rights hereunder (whether by operation of law or otherwise) without Bank’s prior written consent, which Bank may withhold, for any reason or no reason, in its sole and absolute discretion. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits hereunder and under any or all of the other Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or hereafter may acquire relating to any credit accommodation subject hereto, Borrower, and its business or any Collateral.

12.2       Indemnity. Borrower agrees to indemnify each of Bank, each legal entity, if any, who controls, is controlled by or is under common control with Bank, and each of their respective directors, officers and employees (the “Indemnified Parties”), and to defend and hold each Indemnified Party harmless from and against any and all claims, damages, losses, liabilities and expenses (including all fees and charges of external counsel with whom any Indemnified Party may consult and all expenses of litigation and preparation therefor) which any Indemnified Party may incur or which may be asserted against any Indemnified Party by any Person (including any Person claiming derivatively on behalf of Borrower), whether in connection with or arising out of or relating to (a) the matters referred to in this Agreement or in the other Loan Documents or the use of any advance hereunder, (b) any breach of a representation, warranty or covenant by Borrower, or (c) any suit, action, claim, proceeding or governmental investigation, pending or threatened, whether based on statute, regulation or order, or tort, or contract or otherwise, before any court or governmental authority based upon or arising out of any of the Obligations, or any relationship or agreement between Bank and Borrower or Guarantor, or any creditor of Borrower or any other matter, relating to Borrower or the Obligations; provided, however, that the foregoing indemnity agreement shall not apply to any claims, damages, losses, liabilities and expenses solely attributable to an Indemnified Party’s gross negligence or willful misconduct, as determined by a final and non-appealable decision of a court of competent jurisdiction. The indemnity agreement contained in this Section shall survive the termination of this Agreement and any other Loan Documents, payment of any advance hereunder and the assignment of any rights hereunder, or entry of judgment hereon. Borrower may participate at its expense in the defense of any such action or claim.

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12.3       Limitation of Liability. To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives any claim against Bank, on any theory of liability, for special, indirect, consequential or punitive damages arising out of, in connection with or as a result of, this Agreement, any of the other Loan Documents, the transactions contemplated hereby or thereby or any extension of Credit or the use of the proceeds thereof.

12.4       Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each Credit subject hereto and supersede all prior written and oral negotiations, representations, promises, communications and agreements concerning the subject matter hereof. Borrower and Bank agree that any inconsistency or discrepancy between the provisions of this Agreement and any Loan Document or any other documentation evidencing or governing the Obligations shall be resolved in the manner most favorable to Bank.

12.5       Severability. The provisions of this Agreement and each other Loan Document are severable and if any provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall not in any manner affect or invalidate such provision in any other jurisdiction or any other provision of any of the Loan Documents in any jurisdiction.

12.6       Amendments, Modifications, Etc. No amendment, modification or waiver of any provision of this Agreement nor consent to any departure by Borrower therefrom shall be effective unless the same shall be in writing and signed by Bank or other parties to be charged, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing, Bank may modify this Agreement or any of the other Loan Documents for the purposes of completing missing content or correcting erroneous content, without the need for a written amendment, provided that Bank shall send a copy of any such modification to Borrower.

12.7       Further Assurances; Corrections of Defects. Borrower, intending to be legally bound hereby, agrees to promptly correct any defect, error or omission, upon the request of Bank, which may be discovered in the contents of any of the Loan Documents, or in the execution or acknowledgement hereof, and Borrower will execute, or re-execute, acknowledge and deliver such further instruments and do such further acts as may be necessary or as may be reasonably requested by Bank to satisfy the terms and conditions of the Loan Documents, and all documents executed in connection therewith, including but not limited to the recording, filing or perfecting of any document given for securing and perfecting liens, mortgages, security interests and interests to secure the obligations evidenced by the Loan Documents.

12.8       Counterparts; Electronic Transmission. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Agreement. Delivery of any executed counterpart of this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Information and documents relating to this Agreement and the credit accommodations provided for herein may be transmitted through electronic means.

12.9       Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.10     Patriot Act. Bank hereby notifies you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), Bank is required to obtain, verify and record information that identifies Borrower and any Guarantor, which information includes the name, address, tax identification number and other information regarding Borrower and any Guarantor that will allow Bank to identify Borrower and any Guarantor in accordance with the Patriot Act. In that connection, Bank may also request corporate formation documents, or other forms of identification, to verify information provided.

12.11     No Waiver; Remedies. No failure on the part of Bank to exercise, and no delay in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise by Bank of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any other remedies provided hereunder or by any other instrument or document or under applicable law.

 27.

12.12       No Third-Party Reliance. The agreements of Bank hereunder are made solely for the benefit of Borrower and the benefit of Bank, as applicable, and may not be relied upon or enforced by any other Person. Please note that those matters that are not covered or made clear herein are subject to mutual agreement of the parties.

12.13     No Fiduciary Duty. Borrower hereby acknowledges that Bank is acting pursuant to a contractual relationship on an arm’s-length basis, and the parties hereto do not intend that Bank act or be responsible as a fiduciary to Borrower, Borrower’s management, stockholders, creditors or any other Person. Borrower and Bank hereby expressly disclaim any fiduciary relationship and agree each party is responsible for making its own independent judgments with respect to any transactions entered into between the parties. Borrower also hereby acknowledges that Bank has not advised and is not advising you as to any legal, accounting, regulatory or tax matters, and that Borrower is consulting its own advisors concerning such matters to the extent Borrower deems it appropriate.

12.14     Sole Discretion of Bank. Whenever pursuant to this Agreement (A) Bank exercises any right to approve or disapprove or to give or withhold its consent, (B) any arrangement or term is to be satisfactory to Bank, or (C) any other selection, option, decision or any other determination is to be made by Bank, Bank may give, withhold or make such approval or consent, selection, option, decision, determine whether or not such arrangement or term is satisfactory, and make all other decisions or determinations, in Bank’s sole and absolute discretion, and Bank’s decision shall be final and conclusive except where this Agreement expressly provides to the contrary. Notwithstanding anything to the contrary contained herein, it shall be understood and agreed that any such consent, approval, or disapproval may be conditioned, among other things, upon Bank obtaining any additional information it may desire is its sole discretion, notwithstanding that such condition may not be expressly set forth in the provision or provisions of the Loan Documents which require that Bank’s consent be obtained. If Borrower shall seek the consent or approval of Bank pursuant to this Agreement and Bank shall fail or refuse to give such consent or approval, Borrower shall not be entitled to any damages for any withholding of such approval or consent by Bank.

12.15     Interpretation. In this Agreement, unless Bank and Borrower otherwise agree in writing, (a) the singular includes the plural and the plural the singular; (b) references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; (c) the word “or” shall be deemed to include “and/or”, the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; (d) references to sections or exhibits are to those of this Agreement; (e) terms defined in Article 9 of the UCC of the State of New York and not otherwise defined in such Agreement are used as defined in such Article; (f) references to any agreement refer to that agreement as from time to time amended, restated, supplemented, extended, renewed, replaced or otherwise modified or as the terms of such agreement are waived or modified in accordance with its terms; (g) references to any Person include that Person’s permitted successors and assigns; and (h) terms in one gender include the parallel terms in the neuter and opposite gender. Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. If this Agreement or any Loan Document is executed by more than one party as Borrower, the obligations of such Persons or entities will be joint and several.

12.16     Publicity. Bank may (a) publish in any trade or other publication or otherwise publicize to any third party (including its Affiliates) a tombstone, article, press release or similar material relating to the financing transactions contemplated by this Agreement, (b) publish or disseminate general information describing this credit facility, including the names and addresses of Loan Parties and a general description of Loan Parties’ business, and may have a non-exclusive, non-transferable license to use Loan Parties’ logos, trademarks or product photographs solely in advertising or marketing materials and (c) provide to industry trade organizations related information necessary and customary for inclusion in league table measurements. For purposes hereof, “Loan Parties” shall mean each Borrower, Guarantor or other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Bank on its assets to secure any Obligations, and “Loan Parties” means, collectively, all such Persons.

 28.

12.17     Confidentiality. In handling any confidential information, Bank will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made (a) to Bank’s subsidiaries or affiliates in connection with their business with Borrower, (b) to prospective transferees or purchasers of any interest in the loans (provided, however, Bank shall use commercially reasonable efforts in obtaining such prospective transferee or purchasers agreement of the terms of this provision or terms substantially similar to the terms of this provision), (c) as required by law, regulation, subpoena, or other order, (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit, (e) as Bank considers appropriate exercising remedies under this Agreement and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that either: (x) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain (other than as a result of its disclosure by Bank in violation of this Agreement) after disclosure to Bank; or (y) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.18     Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.19     Documentary Tax. Documentary stamps in the amount of $2,450.00 were paid upon execution of this Loan and Security Agreement dated as of the date first written above.

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 29.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER:

CNL STRATEGIC RESIDENTIAL CREDIT, INC.

By:	/s/ Tammy J. Tipton

Name:	Tammy J. Tipton
Title:	Chief Financial Officer

BANK: VALLEY NATIONAL BANK

By:	/s/ Benjamin Powers

Name:	Benjamin Powers
Title:	Director

[Signature Page to Loan and Security Agreement]

EXHIBIT A

Prior to the Trigger Event Date:

The Collateral consists of all of Borrower’s personal property, whether now owned or hereafter acquired or arising and wherever located, including, without limitation the following: all of Borrower’s present and future right, title and interests in, to and under (a) all equipment, contract rights, intellectual property, general intangibles, accounts, inventory, documents, cash, instruments, deposit accounts, securities, securities entitlements, securities accounts, investment property, financial assets, letters of credit, letter of credit rights, certificates of deposit, instruments and chattel paper and electronic chattel paper; (b) all rights to make Capital Calls and otherwise request Capital Contributions under or related to any Subscription Agreement, (c) any rights under any subscription agreement or similar document to enforce one or more Capital Calls, (d) any and all capital raised from investors for the benefit of Borrower including, without limitation, all Subscription Agreement Funds, (e) any subscription agreement or similar agreement related thereto, (f) all deposit accounts (as defined in the Uniform Commercial Code), and all bank and deposit accounts (whether a deposit account, money market account, certificate of deposit or other account), including all deposit accounts into which the funds from such capital raises are, have been or may be deposited including, without limitation, the Valley Bank Account, (g) all dividends, distributions, liquidations, and any other payments to or for the benefit of Borrower as a result of Investments, (h) all of Borrower’s Books relating to the foregoing and (i) any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

After the Trigger Event Date:

The Collateral consists of all of the following, whether now owned or hereafter acquired or arising and wherever located: all of Borrower’s present and future right, title and interests in, to and under (a) any and all capital raised from investors for the benefit of Borrower including, without limitation, all Subscription Agreement Funds, (b) all deposit accounts (as defined in the Uniform Commercial Code), and all bank and deposit accounts (whether a deposit account, money market account, certificate of deposit or other account), including all deposit accounts into which the funds from such capital raises are, have been or may be deposited including, without limitation, the Valley Bank Account, (c) all of Borrower’s Books relating to the foregoing and (d) any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

Exhibit A

EXHIBIT B

BORROWING BASE CERTIFICATE

(Prior to Trigger Event Date)

Borrower:	CNL STRATEGIC RESIDENTIAL CREDIT, INC.
Revolving Line:	$15,000,000

1.	Total Capital Commitments of all Initial Investors	$___________________

2.	Total Capital Commitments of Defaulting Initial Investors	$___________________

3.	Net Total Capital Commitments of Initial Investors (1-2)	$___________________

4.	Loan Value of Capital Commitments (60% of No. 3)	$___________________

5.	Borrowing Base (Same as No. 4)	$___________________

6.	Revolving Line	$15,000,000*

7.	Maximum Aggregate Borrowings (Lesser of No. 5 and No. 6)	$___________________

8.	Outstanding Advances	$___________________

9.	Outstanding Obligations other than Advances	$___________________

10.	Availability (No. 7 minus No. 8 minus No. 9)	$___________________

*The “Revolving Line” means aggregate commitments to make Credit Extensions equal to the lesser of (i) Fifteen Million Dollars ($15,000,000.00) and (ii) the Borrowing Base. At no time shall availability under the Revolving Line exceed the Borrowing Base.

The undersigned represents and warrants that the attached Schedule sets forth a true, complete and correct listing of the Total Capital Commitments as of the date set forth below.

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and VALLEY NATIONAL BANK.

COMMENTS:

CNL STRATEGIC RESIDENTIAL CREDIT, INC.

By:
Authorized Signer

Date:

Exhibit B

EXHIBIT B

BORROWING BASE CERTIFICATE

(After Trigger Event Date)

Borrower:	CNL STRATEGIC RESIDENTIAL CREDIT, INC.
Revolving Line:	$15,000,000

1.	Total Amount of Escrow Funds held in Escrow Account	$___________________

2.	Dilution	$___________________

3.	Net Amount of Escrow Funds held in Escrow Account (1-2)	$___________________

4.	Loan Value of Capital Commitments (100% of No. 3)	$___________________

5.	Borrowing Base (Same as No. 4)	$___________________

6.	Revolving Line	$15,000,000*

7.	Maximum Aggregate Borrowings (Lesser of No. 5 and No. 6)	$___________________

8.	Outstanding Advances	$___________________

9.	Outstanding Obligations other than Advances	$___________________

10.	Availability (No. 7 minus No. 8 minus No. 9)	$___________________

*The “Revolving Line” means aggregate commitments to make Credit Extensions equal to the lesser of (i) Fifteen Million Dollars ($15,000,000.00) and (ii) the Borrowing Base. At no time shall availability under the Revolving Line exceed the Borrowing Base.

The undersigned represents and warrants that the attached Schedule sets forth a true, complete and correct listing of the Escrow Funds as of the date set forth below.

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and VALLEY NATIONAL BANK.

COMMENTS:

CNL STRATEGIC RESIDENTIAL CREDIT, INC.

By:
Authorized Signer

Date:

2.

EXHIBIT C

LOAN ADVANCE/PAYDOWN REQUEST FORM

DEADLINE FOR PROCESSING IS 12:00 P.M., Eastern Time on the date that is two (2) Business Days before an Advance is requested to be made.

To:	Date: __________________________
Copy:

Fax #: _________________

FROM

Borrower’s Name:      CNL STRATEGIC RESIDENTIAL CREDIT, INC.

Authorized Signer’s Name:    ___________________________________________________

Authorized Signature:            ___________________________________________________

All representations and warranties of Borrower stated in the Loan and Security Agreement are true and correct in all material respects as of the date of the telephone request for and advance confirmed by this Loan Advance/Paydown Request Form; provided, however, that those representations and warranties expressly referring to another date shall be true and correct in all material respects as of such date.

DRAWDOWN	PAYDOWN
FROM LOAN #: _______________________________ TO ACCOUNT # _______________________________ AMOUNT: ___________________________________	FROM ACCOUNT #: _______________________________ TO LOAN#: ______________________________________ PRINCIPAL AMOUNT: _____________________________ INTEREST AMOUNT: ______________________________

Exhibit C

EXHIBIT D

COMPLIANCE CERTIFICATE

TO:	VALLEY NATIONAL BANK

FROM:	CNL STRATEGIC RESIDENTIAL CREDIT, INC.

The undersigned authorized officer or representative of CNL STRATEGIC RESIDENTIAL CREDIT, INC. (“Borrower”) hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending ___________________with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the Closing Date. Attached herewith are the required documents supporting the above certification. The undersigned authorized officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required		Complies
10-K, Annual audited consolidated and consolidating balance sheet and statements of income and surplus of Borrower and Compliance Certificate	FYE within 120 days		Yes	No

10-Q, Quarterly unaudited (but certified by Responsible Person of Borrower) consolidated and consolidating balance sheet and statements of income and surplus of Borrower, independent third party valuations of Borrower’s Investments, where such valuation is required under the Borrower’s governance and offering documents, and Compliance Certificate	Quarterly within 45 days of quarters ending 3/31, 6/30 and 9/30		Yes	No

Internal valuations of Borrower’s Investments confirmed as reasonable by reputable firm	Monthly within 20 days		Yes	No

Financial Covenants	Required	Actual	Complies
Not Applicable	N/A	_________	Yes	No
Minimum Subscription Agreement Funds transferred to Valley Bank Account	100% within 5 Business Days of Borrower monthly sweep	___________%	Yes	No

Exhibit D

Comments Regarding Exceptions: See Attached. Sincerely, CNL STRATEGIC RESIDENTIAL CREDIT, INC. SIGNATURE TITLE DATE

BANK USE ONLY

Received by: ___________________________________________________

AUTHORIZED SIGNER

Date: _________________________________________________________

Verified: _______________________________________________________

AUTHORIZED SIGNER

Date: _________________________________________________________

Compliance Status                                                Yes         No

Exhibit D

VALLEY NATIONAL BANK AUTOMATIC DEBIT AUTHORIZATION (Line of Credit)

To: VALLEY NATIONAL BANK Re: Loan # ___________________________ You are hereby authorized and instructed to charge account No. __________________ in the name of CNL STRATEGIC RESIDENTIAL CREDIT, INC.

for principal, interest, and other payments due on above referenced loan as set forth below and credit the loan referenced above.

☒     Debit each interest payment as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.

☒     Debit each principal payment as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.

☒     Debit each payment of fees (including unused fees, if any) and Bank Expenses according to the terms of the Loan and Security Agreement.

This Authorization is to remain in full force and effect until revoked in writing.

CNL STRATEGIC RESIDENTIAL CREDIT, INC.

By:______________________________________________________

Name:____________________________________________________

Title:_____________________________________________________

USA PATRIOT ACT
NOTICE

OF

CUSTOMER IDENTIFICATION

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.

WHAT THIS MEANS FOR YOU: when you open an account, we will ask your name, address, date of birth, and other information that will allow us to identify you. We may also ask to see your driver’s license or other identifying documents.